UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNOVA SOLUTIONS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 5, 2010 Fairlawn, Ohio

The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio, on March 17, 2010 at 9:00 a.m. to consider and vote on the following:

1.	Election of the following individuals to serve as directors for a term of three years, ending in the year 2013: David J. D’Antoni, Steven W. Percy and Allan R. Rothwell;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010; and

3.	Any other business that may properly come before the meeting.

The shareholders of record at the close of business on January 19, 2010 will be entitled to vote at the meeting.

Kristine C. Syrvalin

Secretary

Whether you own one share or hundreds of shares, YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically either over the Internet at http://www.proxyvoting.com/omn or by touch tone telephone at 1-866-540-5760.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 17, 2010.

This Proxy Statement, along with the OMNOVA Solutions 2009 Annual Report and 10-K, are available free of charge on the following website:

http://bnymellon.mobular.net/bnymellon/omn

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being made available to shareholders beginning on or about February 5, 2010 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 17, 2010 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 19, 2010 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 19, 2010 record date. On that date, there were 44,529,730 shares outstanding.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials, you may call the toll-free number 1-866-540-5760, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 11:59 p.m. on March 16, 2010.

Over the Internet.    After reading the proxy materials, you may use a computer to access the website http://www.proxyvoting.com/omn. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 11:59 p.m. on March 16, 2010.

By mail.    After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your Proxy Card to the Company’s transfer agent, BNY Mellon, in the envelope provided. Proxy cards must be received by BNY Mellon on or before March 16, 2010.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting for, the ratification of the appointment of the independent auditors. If you make such specifications, your shares will be voted in accordance therewith. If you sign, date and return your Proxy Card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees and FOR the ratification of the appointment of the independent auditors.

Participants in the 401(k) Plan and Dividend Reinvestment Plan.    If you participate in the OMNOVA Solutions Retirement Savings Plan, any shares held for your account in the OMNOVA Stock Fund of the plan will be voted by the Trustee for the plan, PNC Bank, National Association, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders”; however, your vote must be received no later than 11:59 p.m. on March 14, 2010. If you do not provide voting instructions by that time and date, your shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.

If you participate in the Company’s dividend reinvestment program, any shares held for your account will be voted in accordance with your voting instructions. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy Card or do not vote over the Internet or by telephone, your shares will not be voted.

Beneficial Owners/Nominee Shares.    If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions. If you do not provide voting instructions, your shares will not be voted in the election of directors.

Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the Annual Meeting that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 8, 2010. The Company’s Compensation and Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if such suggestions are in writing, includes biographical data and a description of such nominee’s qualifications, is accompanied by the written consent of each such nominee, mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no sooner than November 7, 2010 and no later than December 7, 2010. Notice of any other proposal that a shareholder wants to have considered at the 2011 Annual Meeting must be provided to the Company no sooner than November 7, 2010 and no later than December 7, 2010, and be in accordance with the requirements set forth in the Company’s Code of Regulations.

The Company’s Code of Regulations includes additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board of Directors and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held 6 meetings during the 2009 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he or she served during the 2009 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2009, all of the Company’s directors attended the Annual Meeting of Shareholders.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman; Larry B. Porcellato and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

The Audit Committee’s responsibilities include review of:

•	the independent registered public accounting firm’s quality control;

•	the independence of the independent registered public accounting firm;

•	the audit plan and the conduct of the audit;

•	the financial statements and disclosures;

•	earnings press releases;

•	internal audit plans and reports;

•	the systems of internal controls;

•	audit results;

•	risk management policies;

•	reports regarding compliance with legal requirements and the Company’s code of business conduct; and

•	material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Audit Committee met 8 times during fiscal year 2009. The Audit Committee Report is set forth beginning on page 54 of this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: Michael J. Merriman, Chairman; David J. D’Antoni and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards.

The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation policies and programs;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation;

•	developing, and recommending to the Board, Corporate Governance Guidelines and annually reviewing the appropriateness of and compliance with the guidelines;

•	assisting in succession planning;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Committee, among other things, establish and periodically review the criteria for Board membership, identify new director candidates, evaluate incumbent directors and make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees. If the Committee determines that it is advisable to recruit a new director, the Committee initiates the search, working with other directors, management, and, if it deems it appropriate or necessary, a third-party search firm retained to assist it in identifying potential new director candidates. In 2009, the Committee initiated a search for a new director candidate following the retirement of Mr. Campbell. Mr. Rothwell was identified as a candidate by a current non-management member of the Board and, after an evaluation as described below, was recommended by the Committee and elected by the Board of Directors.

The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors in 2011 if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and received by the Secretary no sooner than November 7, 2010 and no later than December 7, 2010. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that complement the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.

The Committee has adopted a written charter, a current copy of which is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Compensation and Corporate Governance Committee met 9 times during fiscal year 2009. The report of the Compensation and Corporate Governance Committee is set forth on page 36 of this Proxy Statement.

Executive Committee

During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee met one time during fiscal year 2009. Members of the Executive Committee are: Kevin M. McMullen, Chairman; Michael J. Merriman; and Steven W. Percy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines are reviewed annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Code of Ethics

Each of our employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and intellectual property, and require strict adherence to laws and regulations applicable to OMNOVA’s business. Only the Board of Directors is authorized to waive any provision of the Policies with respect to an executive offer or director. Any such waiver will be promptly disclosed on our website as required by applicable regulation. The OMNOVA Solutions Business Conduct Policies are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Executive Sessions

The non-management directors of OMNOVA Solutions, who have all been determined to be independent as defined by the New York Stock Exchange’s listing standards, meet in executive session without members of management present at each regularly scheduled meeting of the Board of Directors. The Chairman of the Compensation and Corporate Governance Committee presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors or a particular director may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•

a director is an executive officer or employee (or an immediate family member of a director is an executive officer) of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which, in any single fiscal year of the Company, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA and has determined that each of the following nonemployee directors is independent and that none has a material relationship with the Company, in accordance with the listing standards of the New York Stock Exchange:

David J. D’Antoni	Allan R. Rothwell
Michael J. Merriman	William R. Seelbach
Steven W. Percy	Robert A. Stefanko
Larry B. Porcellato

Further, the Board previously determined that Mr. Campbell, who served as a director until his retirement in March 2009, did not have a material relationship with the Company and that he was independent.

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2009 or up to the date of this proxy statement in which the amount involved exceeded $120,000. The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, require employees and directors to avoid conflicts of interest. The Policies define a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes each employee’s and director’s duty to make business decisions solely in the best interests of the Company. Any transaction between the Company and a director or officer of the Company is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for election this year are David J. D’Antoni, Steven W. Percy and Allan R. Rothwell. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees is set forth on the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees. The three nominees receiving the greatest number of votes will be elected.

A quorum, consisting of a majority of the voting power of the Company, whether in person or by proxy, is required to conduct the business of the Annual Meeting. Proxies containing abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.

Directors are elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Each shareholder is entitled to vote his or her shares for three nominees. He or she may not, however, cumulate his or her shares in voting for director nominees, as explained on page 57 of this Proxy Statement under the caption “Other Information — Cumulative Voting.” What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than three nominees.

Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee. It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. Currently, there are eight directors.

Set forth on the following pages is biographical information on the nominees for election and the other continuing directors with unexpired terms of office. All information is given as of January 19, 2010, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2013

David J. D’Antoni

Term:	Expires in 2010; Director since November 2003

Recent Business Experience:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	65

Steven W. Percy

Term:	Expires in 2010; Director since October 1999

Recent Business Experience:

Mr. Percy was Senior Vice President — Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville, Oklahoma (a petroleum extraction, refining and distribution company) from June 2000 to March 2001. Previously, Mr. Percy served as Chairman and Chief Executive Officer of BP America, Inc., from 1996 to March 1999, and as Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996.

Other Directorships:	Non-Executive Chairman of Wavefront Technology Solutions, Inc., Edmonton, Alberta, Canada.

Committees:	Chairman of the Audit Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	63

Allan R. Rothwell

Term:	Expires in 2010; Director since January 2010

Recent Business Experience:

In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company (a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics) and President of the Voridian division of the company, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Other Directorships:	Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	None

Age:	62

CONTINUING DIRECTORS

Kevin M. McMullen

Term:	Expires in 2012; Director since March 2000

Recent Business Experience:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	49

Michael J. Merriman

Term:	Expires in 2011; Director since March 2008

Recent Business Experience:

Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation (a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions) from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./Dirt Devil Inc. (a publicly traded manufacturer of a full line of cleaning products for home and commercial use). In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Other Directorships:	American Greetings Corporation, Cleveland, Ohio; RC2 Corporation, Oak Brook, Illinois; and Nordson Corporation, Westlake, Ohio.

Committees:	Chairman of the Compensation and Corporate Governance Committee and Member of the Executive Committee of the OMNOVA Solutions Board.

Age:	53

Larry B. Porcellato

Term:	Expires in 2012; Director since September 2008

Recent Business Experience:

Mr. Porcellato is the Chief Executive Officer of The Homax Group, Inc. (a leader in the worldwide DIY industry), a position he has held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America (a $1.6B division of ICI, a global specialty chemical and coatings company). Prior to that, from July 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated from 1988 to 1999.

Other Directorships:	HNI Corporation, Muscatine, Iowa.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	51

William R. Seelbach

Term:	Expires in 2011; Director since April 2002

Recent Business Experience:

Mr. Seelbach has been an Operating Executive of the Riverside Company (a large private equity firm investing in premier companies at the smaller end of the middle market) since January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute (an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training and information exchange activities) from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Other Directorships:	None

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	61

Robert A. Stefanko

Term:	Expires in 2012; Director since May 2006

Recent Business Experience:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President — Finance and Administration of A. Schulman, Inc. (an international supplier of plastic compounds and resins), positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Other Directorships:	Myers Industries Inc., Akron, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	67

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors and executive officers of the Company as of January 19, 2010, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 44,529,730 shares of the Company’s common stock outstanding as of January 19, 2010. Unless otherwise indicated, share ownership is direct.

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
David J. D’Antoni	10,023	(3), (5)	*
Michael J. Merriman	3,000	(5)	*
Steven W. Percy	18,118	(3), (5)	*
Larry J. Porcellato	30,000	(5)	*
Allan R. Rothwell	0		*
William R. Seelbach	52,023	(3), (5)	*
Robert A. Stefanko	2,513		*
Kevin M. McMullen	1,565,930	(3), (4)	3.5%
Michael E. Hicks	328,501	(3), (4)	*
James J. Hohman	367,231	(3), (4)	*
James C. LeMay	308,269	(3), (4)	*
Robert H. Coleman	124,807	(3), (4)	*
Directors and Officers as a group	3,005,635	(3), (4)	6.8%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the Named Executive Officers have been pledged as security.

(2)	Calculated using 44,529,730 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 19, 2010 as follows: Mr. D’Antoni, 5,000 shares; Mr. Percy, 15,000 shares; Mr. Seelbach, 10,000 shares; Mr. McMullen, 975,000 shares; Mr. Hicks, 155,000 shares; Mr. Hohman, 132,000 shares; Mr. LeMay, 135,000 shares; Mr. Coleman, 22,500 shares; and all directors and executive officers as a group, 1,511,500 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 19, 2010 under the OMNOVA Solutions Retirement Savings Plan.

(5)	In addition to the shares reflected in this table, the directors also hold the following numbers of deferred shares: Mr. D’Antoni, 14,806 shares; Mr. Merriman, 12,592 shares; Mr. Percy, 14,806 shares; Mr. Porcellato, 10,575 shares; Mr. Seelbach, 14,806 shares; and Mr. Stefanko, 14,806 shares. Deferred shares represent the right to receive one share of OMNOVA common stock for each deferred share awarded upon the later of one year from the date of grant or the director’s termination of service on the Board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	4,611,750	(1)	10.4%

Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf London England E14 5HP	2,342,892	(2)	5.3%

Rutabaga Capital Management LLC 64 Broad Street - 3rd Floor Boston, MA 02109	2,291,528	(3)	5.2%

(1)	Pursuant to a Schedule 13D/A filed with the Securities and Exchange Commission on November 24, 2009, GAMCO Investors, Inc., et al, reported that as of November 23, 2009, Gabelli Funds, LLC had sole voting and dispositive power over 1,385,000 shares; GAMCO Asset Management Inc. had sole dispositive power over 2,986,750 shares, of which it had sole voting power over 2,941,750 shares and no voting power over 45,000 shares; and Teton Advisors, Inc. had sole voting and dispositive power over 240,000 shares.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commisssion on November 12, 2009, Barclays Global Investors UK Holdings Limited reported that as of September 30, 2009, it shared investment discretion with its affiliate Barclays Global Investors N.A. over 1,284,820 shares, of which Barclays Global Investors UK Holdings Limited had sole voting power over 1,220,287 shares and no voting power over 64,533 shares; and that it shared investment discretion with its affiliate Barclays Global Fund Advisors over 1,058,072 shares, over which Barclays Global Investors UK Holdings Limited had sole voting power.

(3)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 9, 2009, Rutabaga Capital Management reported that, as of September 30, 2009, it had sole voting and dispositive power over 2,291,528 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of the Executive Compensation Program

The objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and overall performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

The design and administration of OMNOVA’s executive compensation program has been guided by the principles that, to be effective, the Company’s executive compensation program must:

•

promote the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth, margin enhancement and generation of free cash flow from operations. Consequently, the incentive components of the executive compensation program have focused on four primary measures of performance: earnings per share, operating profit, cash flow and debt reduction (as measured by average net debt). Beginning with the 2010 fiscal year, the earnings per share metric in the annual incentive compensation program has been replaced with a net income metric. These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on marketing and sales execution, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, access to debt, productivity gains, cost containment, continuous improvement and waste reduction.

OMNOVA’s executive compensation program covers all compensation paid to the Company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the Summary Compensation Table on page 37 of this Proxy Statement. The executive officers identified in the Summary Compensation Table are referred to in this report as the Named Executive Officers.

Administration, Oversight and Determination of Executive Compensation

Compensation and Corporate Governance Committee.

The Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors, which is referred to in this report as the Committee, consists of three directors. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange, Inc., is a “non-employee director” for purpose of Section 16 of the Exchange Act of 1934, as amended, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. A written committee charter specifically describes the duties and responsibilities of the Committee with respect to the administration, oversight and determination of executive compensation. The duties and responsibilities of the Committee are discussed in more detail on pages 4 through 6 of this Proxy Statement under the caption “Board of Directors Meetings and Committees — Compensation and Corporate Governance Committee.”

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee considers and establishes each element of the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive bonuses and other compensation for the other executive officers of the Company.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and compensation consultants. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans. The Board also receives a report on all executive compensation matters which have been approved by the Committee.

Executive Officers

Executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, the Chief Executive Officer sets annual individual performance goals for his direct reports, which include all of the Named Executive Officers (other than the Chief Executive Officer). The performance goals are designed to promote individual performance that advances the Company’s objectives and strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, the Chief Executive Officer conducts a final performance review for each of his direct reports. Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and, with respect to incentive compensation, the Company’s achievement of the plan’s objectives, the Chief Executive Officer recommends to the Committee base salary adjustments, annual incentive bonus awards and long-term incentive program awards for all executive officers other than himself. The annual incentive bonus awards and long-term incentive program awards are paid in the first quarter of each year while base salary adjustments are typically approved and implemented in the third quarter of each year.

The Chief Executive Officer and the Vice President, Human Resources Administration; Assistant General Counsel & Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and executive sessions of the Committee.

The executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation matters.

Compensation Consultants and Benchmarking

The Committee periodically reviews and evaluates the Company’s executive compensation program to verify that it provides reasonable compensation ranges at appropriate levels and remains market competitive and effective by engaging compensation consultants and/or utilizing survey data compiled by leading human resource and compensation consultants. In January 2007, the Committee received a report from Towers Perrin regarding the effectiveness and market competitiveness of its executive compensation program. This report was based on recent surveys of comparably-sized industrial companies conducted by leading human resources and compensation consultants, and concluded that, in total, the Company’s program was effective and generally market competitive.

When assessing the market competitiveness of its executive compensation program, the Committee generally considers base salary, total cash and total direct compensation at the 50th percentile of market data for each of its executive officers to be market competitive. In valuing the annual and long-term incentive compensation as compared to market, the Committee typically assumes a payout at target. In valuing equity awards, the Committee uses a current 30-day average stock price.

The Committee also exercises judgment based on individual circumstances in its deliberations on compensation for executive officers and places great weight on individual job performance.

General Policies and Practices Related to Executive Compensation

Components of Executive Compensation

OMNOVA’s executive compensation program consists of four primary components — base salary, an opportunity for an annual incentive bonus, an opportunity to participate in the Long-Term Incentive Program and equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long Term Incentive Program is referred to as such, or as the LTIP. These four components of base salary, EICP opportunity, LTIP opportunity and equity awards provide a mix of cash and non-cash and short and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual executive on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in numerous employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities.

The elements of OMNOVA’s executive compensation program are generally made available to all executive officers.

The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to executive officers.

Allocation of Executive Compensation

Executive officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to incentive compensation based on long-term and short-term corporate performance. The Company does not have any fixed policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.    Annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately two-thirds of each executive officer’s total compensation while long-term compensation comprises the remaining one-third. Long-term compensation includes both LTIP and equity awards.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. As noted above, long-term compensation includes both LTIP and equity awards. In recent years, equity awards have consisted of restricted stock grants, which vest in full after 3 years of continuous employment with the Company. The 2008 – 2009 LTIP and the 2010 – 2011 LTIP include both the opportunity for a cash payout and the opportunity to earn performance shares. Approximately 70% of the opportunity has been allocated to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives. The allocation of a portion of the LTIP opportunity to performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price. However, in 2009 the Committee determined to allocate 100% of the opportunity under the 2009 – 2010 LTIP to cash. This decision was made in order to conserve shares under the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan as the shares required in order to provide the same level of performance share opportunity as in prior years would have been significantly higher due to the sharp decline in equity share prices, including the Company’s share price, in late 2008.

Stock Ownership Guidelines

In 2009, the Committee established stock ownership guidelines for its executive officers and directors to further support the objectives of the Company’s executive compensation program by aligning the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value.

In establishing the stock ownership guidelines, the Committee considered various factors including, among other things, the advantages and disadvantages of various approaches, such as the multiple of salary and fixed share guideline approaches; the Company’s historical equity grant practices; the past volatility of the Company’s share price; the executives to whom the guidelines would apply; and the forms of share ownership that would count towards achievement of the guidelines. After thorough consideration, the Committee adopted the following stock ownership guidelines:

•	Chief Executive Officer: 300,000 shares

•	Executive Officers: 75,000 shares

•	Directors: 12,000 shares

Executive officers and directors have 5 years from the date that they first become an executive officer or director to meet the ownership guidelines. Until the ownership guidelines are met, executives are required to hold 100% of the shares acquired upon vesting of restricted shares, issuance of earned performance shares and exercise of stock options (net of any shares required to be withheld to satisfy withholding taxes or pay the exercise price).

In determining an executive’s or a director’s level of share ownership, the Company includes shares directly owned by the executive, including time-based unvested restricted shares and deferred shares, shares held in the executive’s 401(k) savings plan account, and phantom shares held in the directors deferred compensation plan. Outstanding options and unearned performance shares do not count toward the stock ownership guidelines.

The share ownership of the Named Executive Officers and directors is set forth above under “Share Ownership of Directors and Management” on page 14 of this Proxy Statement.

The Committee regularly reviews officers’ and directors’ share holdings and will monitor progress towards achieving the stock ownership guidelines.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Section 409A regarding deferred compensation and Section 162(m) regarding deductibility of executive compensation. Section 162(m) sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). While compensation paid under the EICP and LTIP is performance-based, it does not qualify for the deductibility exception for performance-based compensation and is subject to the Section 162(m) limitation on deductibility because the Company has not sought shareholder approval for these plans. Historically, the limitations of Section 162(m) have not impacted the Company because no executive’s compensation exceeded the $1 million limitation of Section 162(m). However, in the last few years, Mr. McMullen’s compensation has exceeded the $1 million limitation of Section 162(m). Because the Company has a net operating loss, or NOL, of approximately $132.1 million, there has been no loss of current tax benefits. The Committee intends to evaluate going forward the benefits of and alternatives for structuring its executive compensation program to maximize the deductibility of executive compensation pursuant to Section 162(m).

Policies and Practices Related to Performance-Based Compensation

The Committee uses performance-based elements to align the financial interests of the Company’s executive officers and its shareholders. The Committee allocates a significant portion of targeted total direct compensation for executive officers to an annual cash incentive under the EICP and a long-term incentive under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to earnings per share/net income, operating profit, and cash flow or debt reduction and generally provides a return to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total direct compensation for the executive officers is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance.

At the beginning of the applicable performance period, the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the executive compensation program and the Company’s key objectives.

In December 2009, the Committee reviewed and approved performance objectives for the 2010 EICP. In its evaluation, the Committee determined to modify slightly the performance objectives used in recent years by replacing the earnings per share metric with a net income metric. Overall, the Committee believes that net income will drive the same focus on achieving profitable growth and aligning the interests of the Company’s executives with those of its shareholders while eliminating the variability in earnings due to changes in the number of outstanding shares.

Committee Discretion.

The Committee establishes performance goals for both the EICP and the LTIP at the beginning of each fiscal year, typically in December or January, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify the goals. The Committee retains the discretion, however, following the completion of the relevant performance period, to increase or decrease the payout under either the EICP or the LTIP if appropriate to account for unexpected events or circumstances or management actions not con-

templated by the Annual Operating Plan that positively or negatively impact results against the established performance goals. As discussed in more detail under “Elements of Executive Compensation — Annual Incentive Opportunity — 2009 EICP”, in assessing the Company’s performance against planned objectives for 2009, the Committee considered and determined to exclude from the earnings per share calculation certain gains and losses related to certain unexpected events and circumstances and certain unplanned management actions because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation.

Elements of Executive Compensation

OMNOVA’s executive compensation program provides the Named Executive Officers with each of the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Each of the Named Executive Officers receives an annual base salary, paid biweekly. Base salaries are established based upon competitive market requirements and the individual’s experience, expertise, level of responsibility, leadership, advancement potential, individual accomplishment and other significant contributions to shareholder value.

It has been the Company’s practice to present to the Committee for consideration at its June meeting base salary adjustments for each of the Named Executive Officers. Generally, Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his pay and taking into account the annual budget for salary merit increases which has been approved for all salaried employees across the Company. The Committee then develops its own recommendation for Mr. McMullen’s base salary adjustment based on its evaluation of his performance, the market competitiveness of his pay and taking into account the annual budget for salary merit increases across the Company.

In considering base salary increases for 2009, the Committee took into account that many of the Company’s employees, including the Named Executive Officers, had not had an increase in base salary in two years, since August 2007, and that the Company had taken many difficult employment actions during the year (including freezing the pension plan for salaried and certain union hourly employees and suspending the Company’s 401(k) match for salaried employees for approximately 9 months). In light of this and the Company’s strong performance in 2009, management approved a budget for salary merit increases of 2.5%. At management’s recommendation, these salary increases were delayed from the typical August implementation to a late September implementation date. Mr. McMullen recommended to the Committee that adjustments in base salary for the Company’s executive officers should generally be consistent with the Company’s merit budget, subject to adjustment on an individual basis to reflect Mr. McMullen’s judgment regarding individual performance, including the level of contribution to 2009 Company performance. During fiscal year 2009, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table on page 37 of this Proxy Statement. Those amounts reflect an increase in salary effective September 28, 2009, as follows:

Named Executive Officer	% Increase in Base Salary	Base Salary Effective September 28, 2009
Kevin M. McMullen	2.5%	$671,400
Michael E. Hicks	2.5%	$307,500
James J. Hohman	3.0%	$302,600
James C. LeMay	2.5%	$279,800
Robert H. Coleman	1.5%	$258,300

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company or business unit objectives. These performance objectives are derived from the annual operating plan, assigned a weighting and approved by the Committee at the beginning of each fiscal year.

A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. Each of the relevant performance objectives has specific levels of performance identified which, if achieved, would earn a threshold, target or maximum payout for the Named Executive Officers. The Committee assigns a specific weighting to each performance objective, which reflects the level of strategic priority attributed to that objective.

The level of incentive opportunity for each Named Executive Officer is reviewed and approved annually by the Committee at the beginning of the fiscal year, typically at its December or January meeting. In 2009 and again in 2010, the Committee determined to provide the same level of incentive opportunity as provided in the prior year.

2009 EICP.    For 2009, each of the Named Executive Officers had a maximum bonus opportunity of 100% of base salary, other than Mr. McMullen whose maximum bonus opportunity was equal to 125% of his base salary. Performance at threshold, target and maximum would yield a payout of 25%, 75% and 100%, respectively, of the maximum opportunity. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

In fiscal 2009, the performance objectives for corporate participants included earnings per share from continuing operations and debt reduction (as measured by average net debt), while the objectives for business segment participants also included segment operating profit and segment cash flow. In order to earn any payout under the EICP, the Company must achieve threshold performance on its earnings per share objective. These metrics were weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks and Mr. LeMay:

Corporate Performance
EPS	Avg. Net Debt
75%	25%

For Mr. Coleman and Mr. Hohman:

Segment Performance		Corporate Performance
70%		30%

Segment Operating Profit	Segment Cash Flow
75%	25%

The threshold, target and maximum performance objectives for each of these metrics, which were approved by the Committee in January 2009, were as follows:

	Corporate Metrics		Segment Metrics
			Segment Operating Profit		Segment Cash Flow
	EPS	Avg. Net Debt	Decorative Products	Performance Chemicals	Decorative Products		Performance Chemicals
Threshold	$.00	$178.9	$0.0M	$20.3M	$(4.1	)M	$6.9M
Target	$.10	$172.9	$3.0M	$24.4M	$(2.6	)M	$10.4M
Maximum	$.20	$166.9	$4.7M	$29.9M	$(1.5	)M	$12.2M

As noted above, earnings per share, operating profit, average net debt and cash flow have been used as the performance objectives under the EICP for several years because the Company believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. Rewarding executives for achievement on these metrics aligns the interests of the Company’s executives with the interests of its shareholders. These metrics require focus on marketing and sales execution, pricing excellence, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement and waste reduction. In establishing the threshold and maximum levels of performance for each metric in January 2009, the Committee set broad parameters between the threshold and maximum due to the cyclical nature of the Company’s business as well as extreme uncertainty regarding market conditions in 2009 due to the global economic recession and the volatile raw material environment.

In January 2010, payouts earned under the EICP for the 2009 fiscal year were calculated based on the Company’s and each business unit’s performance against the performance objectives set forth above. The Company reported earnings per share of $.61 for the 2009 fiscal year, an improvement of $.66 per share versus 2008 and significantly above the maximum objectives of the EICP established in January 2009. The year over year improvement in earnings was due to significant improvements in operating profit in both businesses driven in large part by operating cost reductions, improved pricing and raw material sourcing, and new business wins. As previously indicated, the Committee then considered whether to include or exclude from the reported EPS certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, including restructuring and severance costs, a pension plan curtailment gain as a result of the pension plan freeze, and a number of other one-time items including the costs of a flood at a Decorative Products facility and the write-off of engineering costs associated with a project that has been abandoned. The Committee then determined that, for purposes of 2009 incentive compensation calculations, the earnings per share would be increased by $0.06. Accordingly, actual 2009 performance results for purposes of EICP calculations were determined to be as follows:

Corporate Metrics		Segment Metrics
		Segment Operating Profit		Segment Cash Flow
EPS	Avg. Net Debt	Decorative Products	Performance Chemicals	Decorative Products	Performance Chemicals
$.67	$137.8M	$4.4M	$50.6M	$5.2M	$41.8M

The corporate metric of average net debt was calculated as the Company’s average daily consolidated debt less the average month-end consolidated cash starting November 30, 2008 and ending November 30, 2009.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with SFAS No. 131 in the footnote to the Company’s financial statements for the fiscal year ended November 30, 2009, excluding certain unusual gains or losses related to unanticipated events or occurrences or unplanned management actions outside the Annual Operating Plan and changes in inventory valuations, primarily LIFO. Segment cash flow is defined as the monthly year-to-date average of the segment’s after-tax income plus depreciation and amortization less capital expenditures plus or minus the change in working capital.

Applying the foregoing calculations, the Company achieved 100% of its EPS objective and 100% of its average debt objective under the 2009 EICP, for a weighted payout on the corporate metrics of 100% of maximum.

The Decorative Products segment achieved 95.6% on its segment operating profit objective and 100% of its cash flow objective. Certain members of the Decorative Products leadership team who participate in the EICP, including Mr. Coleman, have a corporate component to their EICP objectives. Accordingly, the weighted payout achieved for Mr. Coleman and other Decorative Products EICP participants with a corporate component was 97.7% of maximum. Other Decorative Products EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Decorative Products segment metrics. For these participants, the weighted payout achieved varied.

The Performance Chemicals segment also achieved 100% on its segment operating profit objective and 100% of its cash flow objective. As with Decorative Products, certain members of the Performance Chemicals leadership team participating in the EICP, including Mr. Hohman, have a corporate component to their EICP objectives. Accordingly, the weighted payout achieved for Mr. Hohman and other Performance Chemicals EICP participants with a corporate component to their EICP objectives was 100% of maximum. Other Performance Chemicals EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Performance Chemicals segment metrics. For these participants, the weighted payout achieved varied and, in some cases, was less than 100% of maximum.

The Committee considered the calculated payouts earned by each of the Company’s executive officers and awarded the following payouts to each of the Named Executive Officers under the 2009 EICP:

Named Executive Officer	EICP Payout
Kevin M. McMullen	$839,250
Michael E. Hicks	$307,500
James J. Hohman	$302,600
James C. LeMay	$279,800
Robert H. Coleman	$252,317

2010 EICP.    In December 2009, the Committee established the 2010 Executive Incentive Compensation Program with a maximum bonus opportunity of 100% of base salary for each of the Named Executive Officers, other than Mr. McMullen whose maximum bonus opportunity was equal to 125% of his base salary. Performance at threshold, target and maximum would yield a payout of 25%, 75% and 100%, respectively, of the maximum opportunity. Payouts are interpolated for performance falling in between the established threshold and target or target and maximum performance objectives.

The Committee also approved the performance objectives under the 2010 EICP. For corporate participants, the performance objectives will include net income and average net debt objectives. For business segment participants, objectives will also include segment operating profit and segment cash flow. For 2010, these metrics will be weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks and Mr. LeMay:

Corporate Performance
Net Income	Avg. Debt
75%	25%

For Mr. Coleman and Mr. Hohman:

Segment Performance		Corporate Performance
70%		30%

Segment Operating Profit	Segment Cash Flow
75%	25%

As previously noted, the Company has used earnings per share, operating profit, average net debt and cash flow under the EICP for several years because the Company believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. In establishing the performance objectives for the 2010 EICP, however, the Committee determined to modify slightly the performance objectives by replacing the earnings per share objective with a net income objective. Overall, the Committee believes that net income will drive the same focus on achieving profitable growth and aligning the interests of the Company’s executives with those of its shareholders while eliminating the variability in earnings per share due to changes in the number of outstanding shares.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2008 – 2009 LTIP.    In January 2008, the Committee approved the 2008 – 2009 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2008 – 2009 LTIP were defined as cumulative earnings per share from continuing operations over the two-year 2008 – 2009 cycle and business unit sales growth. These objectives were weighted as follows for all participants:

Cumulative 2008 – 2009 EPS	Business Unit Sales Growth 2009/2007
80%	20%

The Committee determined to add business unit sales growth as a performance objective for the 2008 – 2009 LTIP in order to add a top line growth metric to its executive compensation program while maintaining the primary focus on profitable growth. Business unit sales growth is measured as the percentage increase in business unit sales in 2009 versus 2007, utilizing revenue growth for Decorative Products and unit sales growth in Performance Chemicals.

The threshold, target and maximum performance objectives established for the 2008 – 2009 LTIP were as follows:

	Threshold	Target	Maximum
Cumulative EPS 2008 – 2009	$(.15)	$.20	$.50
Business Unit Sales Growth 2009/2007	8%	15%	20%

The level of long term incentive opportunity available to each Named Executive Officer is also reviewed and approved annually by the Committee. In setting the level of incentive opportunity for each Named Executive Officer under this program in January 2008, the Committee considered the aggregate value of the long-term incentives (LTIP and restricted stock grant) provided to the Named Executive Officer, comparing that amount to market data provided by the Tower Perrins report provided in January 2007 to determine whether the long-term incentives provided were market competitive. Based on this data, the Committee determined to maintain the same payout opportunities under the 2008-2009 LTIP as had been provided in prior years.

Each of the Named Executive Officers was approved as an eligible participant under the 2008 – 2009 Long Term Incentive Program. The Committee approved the following levels of long-term incentive opportunities for the Named Executive Officers contingent upon the Company achieving its objectives at the threshold, target or maximum as indicated in the prior table. The long term incentive opportunity is expressed as a percentage of the average of the base plus EICP bonus earned by the Named Executive Officer over the two-year performance period:

	Threshold	Target	Maximum
Kevin M. McMullen	20%	40%	75%
Michael E. Hicks	10%	20%	40%
James J. Hohman	10%	20%	40%
James C. LeMay	10%	20%	40%
Robert H. Coleman	10%	20%	40%

As in prior years, the Committee again determined to allocate 70% of the opportunity under the program to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives, as defined in the Company’s Second Amended and Restated 1999

Equity and Performance Incentive Plan. The Committee allocated a portion of the opportunity under the LTIP to performance shares to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. The Committee retained the right, however, to settle any performance shares earned in cash rather than stock, by paying the Named Executive Officers an amount equal to the number of performance shares earned multiplied by the trailing 200-day average closing price per share of OMNOVA common stock, determined as of the first business day following the end of the performance period.

To allocate the opportunity between cash and performance shares, the Committee first determined what the LTIP payout would be if paid all in cash at each of the threshold, target and maximum levels of performance. For purposes of calculating the potential all-cash LTIP payout, the Committee assumed for each year in the performance period an annual 3% salary increase and target payout (75%) under the EICP in order to estimate what each executive’s average base plus EICP bonus would be for the 2008 – 2009 performance period. Of that all cash LTIP payout amount, 70% is paid in cash and 30% in performance shares. To arrive at the number of performance shares, the Committee converted 30% of the all-cash LTIP payment amount at each of the threshold, target and maximum levels of performance into an equivalent number of performance shares for each performance level by dividing that 30% cash amount by the trailing 200-day average closing price per share determined as of the day the Committee approved the 2008 – 2009 LTIP.

The long-term incentive opportunities established for each of the Named Executive Officers under the 2008 – 2009 LTIP at the threshold, target or maximum objectives were as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	14,824	28%	29,648	52.5%	55,590
Michael E. Hicks	7%	3,066	14%	6,133	28%	12,265
James J. Hohman	7%	3,003	14%	6,006	28%	12,012
James C. LeMay	7%	2,790	14%	5,581	28%	11,161
Robert H. Coleman	7%	2,601	14%	5,202	28%	10,405

Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The number of performance shares at each performance level is fixed. Thus, after completion of the performance period, if there is any difference between the amount of the average base plus bonus as estimated at the beginning of the performance period and the actual amount of the average base plus bonus paid over the performance period (because, for example, the EICP has paid out, on average, either above or below target for the performance period) then the cash portion of any payout earned under the LTIP will be increased or decreased to reflect the fact that the value of the performance shares earned (based on the trailing 200 day average closing price on the date the LTIP was approved) was either lower or higher than it would have been if the number of performance shares awarded had been based on the actual average base plus EICP bonus earned over the performance period rather than the estimated average base plus EICP bonus. There is no adjustment, however, for any change in share price from the trailing 200-day average closing price per share used on the date the LTIP was approved. In other words, the executive will have the benefit and the risk of an increase or decrease in the market value of the performance shares due to any increase or decrease in the market price of OMNOVA shares versus the trailing 200-day average closing price on the date the LTIP was originally approved.

In January 2010, the Company’s cumulative earnings per share and business unit sales growth over the two year performance period and the resulting payouts earned under the 2008 – 2009 LTIP were calculated and presented to the Committee for approval. In assessing the Company’s performance against planned objectives the Committee may determine to include or exclude from the reported EPS certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. For the 2008 – 2009 performance period, these items were restructuring and severance costs, a year end inventory adjustment, a pension plan curtailment gain as a result of the pension plan freeze, and a number of other one-time items including the costs of a flood at a Decorative Products facility and the write-off of engineering costs associated with a project that has been abandoned. In total, these items had the effect of increasing cumulative EPS for the 2008 – 2009 performance period, as calculated for purposes of incentive compensation calculations, by $.04, to $.60, which was above the maximum of $.50. Business unit sales growth, however, was calculated at (7.1)%, which was below the threshold for this metric. Accordingly, each of the participants, including the Named Executive Officers, earned a weighted payout under the 2008 – 2009 LTIP equal to 80% of his maximum LTIP opportunity.

In calculating the payouts earned by each of the participants, as indicated above, the Committee adjusts the cash payout of the LTIP if necessary to account for any difference between the actual average base and bonus earned over the performance period and the estimated average base and bonus calculated at the beginning of the performance period. This calculation is made by first calculating the LTIP payment earned by each participant assuming the total opportunity is paid in cash. Next, the value of the performance shares earned is calculated by multiplying the number of shares earned (which, for the 2008 – 2009 LTIP, was 80% of the maximum share opportunity awarded) times $5.37, which was the trailing 200-day average share price at the time the performance shares were awarded in January 2008. The value of these performance shares is then subtracted from the total all cash LTIP amount and the remainder is the cash payment to which each participant is entitled. This calculation ensures that, while the 70%/30% allocation between cash and performance shares may vary slightly, the total value of the LTIP payment remains consistent with the Committee’s expectations at the time the LTIP opportunity was approved at the beginning of the performance period. Applying this calculation for the 2008 – 2009 performance period, the cash payouts and performance shares earned by the Named Executive Officers as approved by the Committee are set forth below. These cash payouts are also included in the 2009 Summary Compensation Table on page 37 of this Proxy Statement and the performance shares earned are included in the Option Exercises and Stock Vested Table on page 42 of this Proxy Statement.

	2008 – 2009 LTIP Payout
	Cash Payout	Performance Shares
Kevin M. McMullen	$544,514	44,472
Michael E. Hicks	$119,622	9,812
James J. Hohman	$130,852	9,609
James C. LeMay	$108,851	8,929
Robert H. Coleman	$80,405	8,324

2009 – 2010 LTIP.

In March 2009, the Committee approved the 2009 – 2010 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2009 – 2010 LTIP were defined as cumulative earnings per share from continuing operations over the two-year 2009 – 2010 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative EPS 2009 – 2010	Average Return on Assets Employed 2009 – 2010
80%	20%

The Committee determined to maintain the primary focus on profitable growth with 80% of the opportunity based on cumulative EPS, while modifying the secondary metric from business unit sales growth to return on assets employed. This decision was made in recognition of the fact that a sales growth metric was not practical with the weak and uncertain general economic environment existing in early 2009 and then forecasted to continue for the foreseeable future. The Committee determined to replace the sales growth metric with a two year average return on assets employed metric in order to reward the Company’s executives based on how effectively they use the Company’s assets to generate profits, thereby incentivizing the most effective use of capital and investments in the business for long term profitability. Return on assets employed is calculated as the average annual return on assets employed over the two year performance period.

The level of long term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in March 2009. In setting the level of incentive opportunity for each Named Executive Officer under this program in March 2009, the Committee determined to maintain the same payout opportunities under the 2009-2010 LTIP as had been provided and determined to be market competitive in prior years.

Each of the Named Executive Officers was approved as an eligible participant under the 2009 – 2010 LTIP. The Committee approved the following levels of long-term incentive opportunities for the Named Executive Officers contingent upon the Company achieving the objectives established at the threshold, target or maximum. The long term incentive opportunity is expressed as a percentage of the average of the base plus EICP bonus earned by the Named Executive Officer over the two-year performance period:

	Threshold	Target	Maximum
Kevin M. McMullen	20%	40%	75%
Michael E. Hicks	10%	20%	40%
James J. Hohman	10%	20%	40%
James C. LeMay	10%	20%	40%
Robert H. Coleman	10%	20%	40%

Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

In approving the 2009 – 2010 LTIP, the Committee determined to allocate 100% of the opportunity to a cash payout opportunity, rather than allocating a portion of the opportunity to performance shares as had been the practice in recent years. This decision was made in order to conserve shares under the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan as the number of shares required in order to allocate 30% of the total LTIP opportunity to performance shares would have been significantly higher due to the sharp decline in equity share prices, including the Company’s share price, in late 2008.

2010 – 2011 LTIP.

In January 2010, the Committee approved the 2010 – 2011 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2010 – 2011 LTIP were defined as cumulative net income earned over the two-year 2010 – 2011 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative Net Income 2010 – 2011	Average Return on Assets Employed 2010 – 2011
80%	20%

The Committee determined to maintain the primary focus on profitable growth, but to adjust the metric from cumulative earnings per share to net income, consistent with the Committee’s change in the 2010 EICP metrics. Overall, the Committee believes that net income will drive the same focus on achieving profitable growth and aligning the interests of the Company’s executives with those of its shareholders while eliminating the variability in earnings per share due to changes in the number of outstanding shares. The Committee further determined to maintain the secondary metric of return on assets employed, consistent with the 2009 – 2010 LTIP. As noted above, the return on assets employed metric encourages the most effective use of capital and investments in the business for long term profitability, and is calculated as the average annual return on assets employed over the two year performance period.

Each of the Named Executive Officers was approved as an eligible participant under the 2010 – 2011 LTIP. The level of long term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in January 2010. In setting the level of incentive opportunity for each Named Executive Officer under this program, the Committee determined to maintain the same payout opportunities under the 2010 – 2011 LTIP as had been provided and determined to be market competitive in prior years. Accordingly, Mr. McMullen has the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 75% at maximum, of his average base plus EICP bonus earned over the two-year performance period. Each of the other Named Executive Officers have the opportunity to earn a long term incentive payout equal to 10% at threshold, 20% at target and 40% at maximum, of his average base plus EICP bonus earned over the two-year performance period.

As under the 2008 – 2009 LTIP, the Committee again determined to allocate 70% of the opportunity under the program to cash and the remaining 30% of the opportunity to performance shares, and retained the right to settle any performance shares earned in cash rather than stock. The long-term incentive opportunities established for each of the Named Executive Officers under the 2010 – 2011 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	16,619	28%	33,237	52.5%	62,320
Michael E. Hicks	7%	3,437	14%	6,875	28%	13,749
James J. Hohman	7%	3,383	14%	6,765	28%	13,530
James C. LeMay	7%	3,128	14%	6,255	28%	12,511
Robert H. Coleman	7%	2,887	14%	5,775	28%	11,550

The cash payout opportunity is expressed as a percentage of the average base plus EICP bonus earned by the Named Executive Officer over the two-year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The Committee determined the number of performance shares available at the threshold, target and maximum performance levels in the same manner as described above for the 2008 – 2009 LTIP, by calculating the cash payout at each performance level, assuming annual 3% salary increases and target payout under the EICP, then calculating 30% of this opportunity and dividing that amount by the trailing 200-day average closing price per share on the date the 2010 – 2011 LTIP was approved to arrive at a number of performance shares for each performance level.

If in January 2012, when the Committee evaluates the Company’s performance against the established objectives of the 2010 – 2011 LTIP, there is any difference between the average base plus bonus as estimated at the beginning of the performance period and the actual average base plus bonus paid over the performance period then the cash portion of any payout earned under the LTIP will be adjusted in the same manner described under the 2008 – 2009 LTIP.

Equity Awards

Equity compensation is an important element of the Company’s executive compensation program. Equity-based plans such as stock options and restricted stock provide a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted primarily of restricted stock awards.

The Committee considers equity awards on an annual basis, typically in June, in conjunction with the Company’s annual salary merit increase, although the Committee retains the discretion to make equity awards at other times subject to the limitations outlined in the last sentence of this paragraph. The June meeting is the first meeting following, and typically occurs just after, the Company announces its second quarter earnings. This meeting is scheduled at least one year in advance. Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The Committee does not grant equity awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock.

In June 2009, the Committee granted restricted stock to the Named Executive Officers and certain other employees in positions that have the ability to significantly impact the Company’s performance. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders. The size of the restricted stock grants awarded to these employees was based on a percentage of base salary and tied to the level of the employee’s position. With respect to the Named Executive Officers, Mr. McMullen recommended to the Committee a restricted stock award for each executive. The size of the recommended award for each Named Executive Officer was determined first by calculating approximately 30% of the executive’s base salary and dividing it by a current 30-day average stock price and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen’s restricted stock award, the Committee determined the award based on its evaluation of his individual performance and retention risk.

The shares of restricted stock awarded in June 2009 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. The agreements pursuant to which these restricted shares were awarded provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares and to receive all dividends and other distributions, if any, paid with respect to the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers during fiscal 2009:

Named Executive Officer	Restricted Stock Award (#)	Grant Date Fair Value ($)
Kevin M. McMullen	199,000	$531,330
Michael E. Hicks	36,000	$96,120
James J. Hohman	36,000	$96,120
James C. LeMay	33,000	$88,110
Robert H. Coleman	24,000	$64,080

The grant date fair value of the shares awarded is calculated by multiplying the number of shares awarded by the closing price per share on the date the shares were awarded. All of the shares included in the table above were awarded on June 24, 2009, at which date the closing price per share was $2.67. The Restricted Stock awards shown in this table are also included in the 2009 Grants of Plan-Based Awards Table on page 39 of this Proxy Statement. The “Stock Awards” column of the 2009 Summary Compensation Table on page 37 includes the Financial Accounting Standards Board Statement No. 123(R) expense that we recognized for these awards in fiscal year 2009.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These benefits include health and welfare benefits as well as retirement benefits. In addition to benefits available generally to all salaried employees, the Company also maintains excess benefit plans which restore the pension and retirement savings plan benefits which would otherwise be lost as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and retirement savings plans. The Named Executive Officers are also eligible to receive certain other perquisites available only to the Company’s executive officers. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participated in various health and welfare benefit programs generally available to all salaried employees during fiscal year 2009, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participated in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program, which includes approximately 50 employees, including the Named Executive Officers. The Supplemental LTD plan is intended to replace a reasonable amount of an executive officer’s income upon disability. In order to achieve the intended benefits of the plan, participating executives must elect to participate in the long-term disability program offered to all salaried employees at the highest level of income replacement of 66 2/3%. This is an insured program paid for entirely by employees electing to participate. Because of limitations on the income that will be considered and payments which will be made from the underlying plan, highly compensated employees will not receive income replacement of 66 2/3% despite electing that level of coverage. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $7,500 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    The Named Executive Officers participate in the following tax-qualified retirement benefit plans:

•	The OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and

•	The OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S. based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Effective June 1, 2009, the Pension Plan was frozen for all salaried and non-union hourly employees, meaning that there will be no further accruals of benefits under this plan for any participants beginning on this date. Each of the Named Executive Officers is a participant in and accrued a benefit under this plan until June 1, 2009. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the Pension Benefits Table and the accompanying narrative beginning on page 43 of this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S. based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Salaried and non-union hourly participants generally receive Company matching contributions. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. Effective in November 2008 and continuing until August 2009, the matching contributions for salaried employees, including the Named Executive Officers, were temporarily suspended. Beginning in August 2009, the Company reinstated Company matching contributions at the rate of 50% of employee contributions up to 6% of eligible compensation, for a maximum Company match of 3% of eligible compensation. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2009 are included in the “All Other Compensation” column of the 2009 Summary Compensation Table on page 37 of this Proxy Statement.

Excess Benefit Plans.    The Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Pension Benefits Restoration Plan was frozen at the same time that the underlying Pension Plan was frozen for salaried employees. Accordingly, there will be no further accruals of pension benefits under the Pension Benefits Restoration Plan effective June 1, 2009.

The Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table both include for the Named Executive Officers benefits payable under the Pension Benefits Restoration Plan. Additionally, matching contributions related to the Retirement Savings Benefits Restoration Plan are included in the “All Other Compensation” column of the Summary Compensation Table and in the Nonqualified Deferred Compensation Table.

Executive Perquisites.    The Company’s executive officers are also provided with certain personal benefits and executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2009 are included in the “All Other Compensation” column of the 2009 Summary Compensation Table on page 37 of this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for a private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays 100% of the annual retainer and 90% of any fees incurred for services to the executive during the year. The executive pays the remaining 10% of fees incurred. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues. This program was suspended in 2009 as part of the Company’s overall program to control costs.

Severance and Change in Control Benefits.    Recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the Committee has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan. This plan provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a change in control or termination for cause. Currently, Mr. Hicks, Mr. Hohman, Mr. LeMay and Mr. Wenger are eligible for the benefits of this program. The severance benefits available include 12 months salary continuation; payment of a bonus (payable at the time such bonuses are normally payable) prorated to reflect that portion of the fiscal year completed at the time of termination and calculated using the actual attainment of performance objectives for such fiscal year; 12 months medical, dental and life insurance benefit continuation; and outplacement assistance.

The Company is party to an employment agreement with Mr. McMullen, which provides that Mr. McMullen will be eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, or to reduce his base pay or eligibility for incentive pay. Severance benefits available to Mr. McMullen include:

•

termination pay in an amount equal to two times the sum of (i) base annual salary and (ii) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years;

•	accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms;

•

payment of any unpaid LTIP awards for completed performance periods and a prorated LTIP payout for any performance period not yet completed at the time of termination, calculated using the greater of target or actual performance for that portion of the performance period which has not been completed at the time of termination;

•	continuation of health, life insurance and financial counseling benefits for 24 months; and

•	outplacement assistance.

The Company has also entered into change in control agreements with four of the five Named Executive Officers. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within two years after a change-in-control, the executive’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, payment of any excise taxes (and an additional amount so that the executive receives the same after-tax compensation that he would have received but for the application of such excise taxes), financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the severance agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment due to a change-in-control. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary at the highest rate in effect at any time prior to the time Mr. McMullen’s employment terminates, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a change-in-control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions beginning on page 46 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Corporate Governance Committee:

Michael J. Merriman, Chairman

David J. D’Antoni

William R. Seelbach

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Corporate Governance Committee during fiscal 2009 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Kevin M. McMullen	2009	$657,523	$648,932	$0	$1,383,764	$297,994	$29,293	$3,017,506
Chairman, Chief Executive	2008	$655,000	$374,936	$0	$459,319	$32,840	$62,791	$1,584,886
Officer and President	2007	$641,154	$235,588	$7,211	$713,575	$79,648	$67,272	$1,744,448

Michael E. Hicks	2009	$301,154	$135,129	$0	$427,122	$255,142	$3,402	$1,121,949
Senior Vice President and	2008	$300,000	$149,208	$0	$168,300	$0	$12,312	$629,820
Chief Financial Officer	2007	$293,008	$59,717	$0	$229,204	$29,281	$16,220	$627,430

James J. Hohman	2009	$295,154	$147,728	$0	$433,452	$169,501	$3,156	$1,048,991
Vice President; President,	2008	$293,800	$169,802	$0	$248,780	$65,774	$7,319	$785,475
Performance Chemicals	2007	$286,946	$64,571	$0	$177,658	$90,868	$7,663	$627,706

James C. LeMay	2009	$274,046	$126,399	$0	$388,651	$152,920	$1,868	$943,884
Senior Vice President,	2008	$273,000	$76,728	$0	$153,153	$14,352	$24,266	$541,499
Business Development; General Counsel	2007	$260,631	$54,736	$0	$205,325	$34,067	$14,392	$569,151

Robert H. Coleman	2009	$255,085	$111,985	$0	$332,722	$87,277	$2,190	$789,259
President, Decorative	2008	$255,000	$74,307	$0	$20,000	$36,690	$22,327	$408,324
Products	2007	$249,377	$54,542	$0	$214,446	$44,803	$14,115	$577,283

(1)	Included in the salary reported in this column for each Named Executive Officer are the following amounts deferred for 2009, 2008 and 2007, respectively, under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $3,023, $46,624 and $65,165; Mr. Hicks, $13,467, $11,940 and $18,761; Mr. Hohman, $23,915, $10,441 and $1,310; Mr. LeMay, $1,260, $9,833 and $17,084; and Mr. Coleman, $1,175, $8,951 and $14,453. These amounts for 2009 are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 45 of this Proxy Statement.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 in accordance with ASC 718 (excluding estimates for forfeitures in the case of awards with service-based vesting conditions). The amounts in this column do not necessarily represent a realized financial benefit for the Named Executive Officer because the restricted shares have not necessarily vested (and may be forfeited) and the performance shares have not necessarily been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the restricted shares vest and/or the performance shares are earned. The amounts in this column represent that portion of the value of current and prior year awards that was expensed in 2009, 2008 and 2007, as the case may be, for (i) restricted shares awarded each of the Named Executive Officers pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan; and (ii) performance shares that each of the Named Executive Officers is eligible to earn. The assumptions made in valuing the restricted stock awards reported in this column are described in Note P of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009. For purposes of valuing the performance shares reported in this column, the Company assumes a number of shares earned based on estimated performance against the objectives of the program, which is updated quarterly. The value of these shares is then calculated based on the grant date fair value of the shares, with the resulting expense amortized over the two-year performance period of the plan. No restricted shares were forfeited by the Named Executive Officers during the 2009, 2008 or 2007 fiscal years. Performance shares that each of the Named Executive Officers was eligible to earn under the 2007-2008 Long Term Incentive Program are reflected in 2007 expense but not in 2008 expense as threshold performance under the program was not achieved and thus, the shares were forfeited in 2008. For additional information regarding the restricted shares awarded to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” beginning on pages 31 and 25 of this Proxy Statement, respectively. Restricted stock awarded in fiscal 2009 is also included in the Grants of Plan Based Awards Table on page 39 of this Proxy Statement . Performance shares earned pursuant to the 2008 – 2009 LTIP are also included in the Option Exercises and Stock Vested Table on page 42 of this Proxy Statement.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 in accordance with ASC 718 excluding estimates for forfeitures. The amounts in this column represent that portion of the value of stock options awarded each of the Named Executive Officers that was expensed in 2009, 2008 and 2007, as the case may be. The amounts are for financial statement reporting purposes and do not indicate whether the Named Executive Officer has or has not actually realized a financial benefit from the awards. Assumptions used in the calculation of this amount are included in Note P of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009. During the 2009 fiscal year, Messrs. McMullen, Hicks, Hohman and LeMay forfeited 45,956 stock options, 36,765 stock options, 18,382 stock options and 13,787 stock options, respectively, which expired unexercised.

(4)	This column includes payouts earned under the Executive Incentive Compensation Program and Long-Term Incentive Programs as follows:

For fiscal 2009:

2009 EICP

Mr. McMullen, $839,250; Mr. Hicks, $307,500; Mr. Hohman, $302,600; Mr. LeMay, $279,800; and Mr. Coleman, $252,317.

2008 – 2009 LTIP

Mr. McMullen, $544,514; Mr. Hicks, $119,622; Mr. Hohman, $130,852; Mr. LeMay, $108,851; and Mr. Coleman, $80,405.

For fiscal 2008:

2008 EICP

Mr. McMullen, $459,319; Mr. Hicks, $168,300; Mr. Hohman, $248,780; Mr. LeMay, $153,153; and Mr. Coleman, $20,000.

There were no payouts awarded to any of the Company’s Named Executive Officers under the 2007 – 2008 LTIP.

For fiscal year 2007:

2007 EICP

Mr. McMullen, $352,063; Mr. Hicks, $129,000; Mr. Hohman, $89,318; Mr. LeMay, $117,390; and Mr. Coleman, $124,680.

2006 – 2007 LTIP

Mr. McMullen, $361,512; Mr. Hicks, $100,204; Mr. Hohman, $88,340; Mr. LeMay, $87,935; and Mr. Coleman, $89,766.

For additional information regarding the 2009 EICP and the 2008 – 2009 LTIP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2009 EICP” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long Term Incentive Program — 2008 – 2009 LTIP” beginning on pages 22 and 26 of this Proxy Statement, respectively.

(5)	The Company’s pension benefits for salaried and non-union hourly employees were frozen as of June 1, 2009, and as of that date none of the Named Executive Officers is accruing any additional benefits. The amounts in this column represent the year over year change in the current or present value of amounts to be paid in the future under the Company’s pension plans upon retirement for each Named Executive Officer. These amounts are calculated in accordance with SEC regulations using the same assumptions as used for financial reporting purposes under generally accepted accounting principles ASC 715. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits. For 2009, these amounts reflect the change in pension value as of the plan’s current measurement date, November 30, 2009, in comparison to the previous measurement date of August 31, 2008. The measurement date was changed in compliance with applicable regulations. The calculation for 2009 resulted in an increase in the present value of these future retirement payments, driven primarily by a reduction in the interest rate used to calculate the present value of the future retirement payments, and does not reflect any change in benefit formulas under the plan. The charge in the annual actuarial present value of pension benefits for 2008 is reported as 0 for Mr. Hicks because the present value of his pension benefits as of the Company’s measurement date of August 31, 2008 was $14,589 less than the value of such benefits as of the same date in the prior year.

None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2009:

	Company Contributions to Defined Contribution Plans(a)	Imputed Income for Company Paid Life Insurance/Life Insurance Premiums Paid(b)	Perquisites(c)	Total “All Other Compensation”
K. M. McMullen	$0	$11,450	$17,843	$29,293
M. E. Hicks	$3,264	$138	$0	$3,402
J. J. Hohman	$2,760	$396	$0	$3,156
J. C. LeMay	$1,730	$138	$0	$1,868
R. H. Coleman	$2,052	$138	$0	$2,190

(a)	Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 50% of up to 6% of contributions to the plan by eligible salaried employees) and the amount credited to the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b)	Includes for Mr. McMullen $11,360 in premiums paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement.

(c)	No Named Executive Officer received an executive perquisite that exceeded the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer. The amounts included in this column represent amounts paid or reimbursed by the Company for private club dues, financial planning, tax preparation and estate planning fees and legal fees.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards and option awards granted to the Named Executive Officers during the 2009 fiscal year.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
K. M. McMullen
	EICP(1)		$209,813	$629,438	$839,250
	LTIP(2)		$302,130	604,260	1,132,988
	EPIP(3)	6/24/09				199,000	$531,330
M. E. Hicks
	EICP(1)		$76,875	$230,625	$307,500
	LTIP(2)		$61,500	123,000	246,000
	EPIP(3)	6/24/09				36,000	$96,120
J. J. Hohman
	EICP(1)		$75,650	$226,950	$302,600
	LTIP(2)		$60,520	121,040	242,080
	EPIP(3)	6/24/09				36,000	$96,120
J. C. LeMay
	EICP(1)		$69,950	$209,850	$279,800
	LTIP(2)		$55,960	111,920	223,840
	EPIP(3)	6/24/09				33,000	$88,110
R. H. Coleman
	EICP(1)		$64,575	$193,725	$258,300
	LTIP(2)		$51,660	103,320	206,640
	EPIP(3)	6/24/09				24,000	$64,080

(1)	EICP refers to the Company’s annual incentive program, the Executive Incentive Compensation Program. Estimated payouts at threshold, target and maximum were calculated for each Named Executive Officer other than Mr. McMullen based on 25%, 75% and 100% of base salary in effect on November 30, 2009. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 31.25%, 93.75% and 125% of base salary in effect on November 30, 2009. Actual EICP payouts earned for 2009 are included in the Summary Compensation Table on page 37 of this Proxy Statement and discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2009 EICP” beginning on page 22 of this Proxy Statement.

(2)	LTIP refers to the Company’s 2009 – 2010 Long Term Incentive Program. On March 17, 2009, the Compensation and Corporate Governance Committee of the Company’s Board of Directors granted each of the Named Executive Officers the opportunity to earn a cash payout if objectives established by the Committee were achieved over the two-year performance period. The cash payout opportunity for each of the Named Executive Officers other than Mr. McMullen is equal to 10%, 20% and 40% at threshold, target and maximum, respectively, of the executive’s average base salary and EICP bonus over the two-year performance period. For Mr. McMullen, the cash payout opportunity is equal to 20%, 40% and 75% at threshold, target and maximum, respectively, of Mr. McMullen’s average base salary and EICP bonus paid over the two-year performance period. In order to calculate the estimated cash payouts at threshold, target and maximum under the 2009 – 2010 LTIP, average base salary and EICP bonus for the 2009 – 2010 performance period were assumed for each Named Executive Officer to be equal to the executive’s base salary in effect on November 30, 2009 and actual 2009 EICP bonus paid. The 2009 – 2010 Long Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long Term Incentive Program — 2009 – 2010 LTIP” beginning on page 29 of this Proxy Statement.

(3)

EPIP refers to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. On June 24, 2009, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. The grant date fair value of these awards is calculated by multiplying the number of shares awarded each Named Executive Officer by $2.67, the closing price per share of OMNOVA common stock on June 24, 2009, the date the shares were awarded. The restricted stock awards will vest in full on the third anniversary of the grant date, provided that the executive remains employed by the Company on that date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated. The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” beginning on page 31 of this Proxy Statement. The ASC 718 expense associated with these restricted stock awards is included in the Stock Awards column of the 2009 Summary Compensation Table on page 37 of this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table and the compensation programs under which the grants described in the Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding option awards and stock awards held by the Named Executive Officers as of November 30, 2009.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Name	Exercisable(1)
K. M. McMullen	120,000	$7.50	2/1/2010
	350,000	$5.06	12/1/2010
	215,000	$8.20	4/4/2012
	240,000	$4.15	12/12/2012
	50,000	$5.90	7/9/2014
				414,000	$2,740,680
M. E. Hicks	50,000	$7.50	2/1/2010
	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				77,000	$509,740
J. J. Hohman	20,000	$7.50	2/1/2010
	5,000	$5.87	3/29/2010
	22,000	$6.50	2/1/2011
	40,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				83,000	$549,460
J. C. LeMay	30,000	$7.50	2/1/2010
	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				73,000	$483,260
R. H. Coleman	22,500	$4.10	7/28/2013
				62,000	$410,440

(1)	All outstanding stock options granted to the Named Executive Officers are vested in full. No stock options have been granted to a Named Executive Officer since 2004.

(2)	Includes unvested shares of restricted stock granted to the Named Executive Officers in July 2007, June 2008 and June 2009. The following are the number of shares that will vest for each Named Executive Officer on July 12, 2010, June 24, 2011 and June 24, 2012, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 75,000, 140,000 and 199,000 shares; Mr. Hicks, 15,000, 26,000 and 36,000 shares; Mr. Hohman, 17,000, 30,000 and 36,000 shares; Mr. LeMay, 14,000, 26,000 and 33,000 shares; and Mr. Coleman 14,000, 24,000 and 24,000 shares.

(3)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $6.62, the closing price per share of OMNOVA common stock on November 30, 2009, the last day of OMNOVA’s 2009 fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by and restricted shares that vested for the Named Executive Officers during the 2009 fiscal year. Also included in the table under stock awards are performance shares earned by the Named Executive Officers under the 2008 – 2009 Long Term Incentive Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
K. M. McMullen	—	—	105,472	$530,896
M. E. Hicks	—	—	25,812	$127,375
J. J. Hohman	—	—	27,609	$134,134
J. C. LeMay	—	—	23,929	$117,685
R. H. Coleman	—	—	23,324	$113,807

(1)	Includes restricted shares which vested on July 13, 2009 and performance shares earned pursuant to the 2008 – 2009 LTIP, respectively, for each of the Named Executive Officers as follows: Mr. McMullen, 61,000 shares and 44,472 shares; Mr. Hicks, 16,000 shares and 9,812 shares; Mr. Hohman, 18,000 shares and 9,609 shares; Mr. LeMay, 15,000 shares and 8,929 shares; and Mr. Coleman, 15,000 shares and 8,324 shares.

(2)	Represents the value realized by the Named Executive Officer upon vesting of the restricted shares and the performance shares. The value realized is calculated by multiplying the number of shares that vested by the closing price per share of $4.03 on July 13, 2009 for the restricted shares and the closing price per share of $6.41 on January 20, 2010 for the performance shares (the date upon which the Compensation and Corporate Governance Committee certified that the objectives of the 2008 – 2009 LTIP had been achieved and determined the number of shares that had been earned).

PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	12.75	$193,149	$0
	Benefits Restoration Plan	12.75	$687,691	$0

M. E. Hicks	Consolidated Pension Plan	31.25	$418,699	$0
	Benefits Restoration Plan	31.25	$400,670	$0

J. J. Hohman	Consolidated Pension Plan	13.25	$394,705	$0
	Benefits Restoration Plan	13.25	$336,165	$0

J. C. LeMay	Consolidated Pension Plan	19.00	$318,543	$0
	Benefits Restoration Plan	19.00	$176,424	$0

R. H. Coleman	Consolidated Pension Plan	5.83	$142,313	$0
	Benefits Restoration Plan	5.83	$124,858	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Each of the Named Executive Officers is a participant in the Consolidated Pension Plan. Effective June 1, 2009, the Consolidated Pension Plan was frozen for all salaried and non-union hourly employees, meaning that beginning that date there will be no further accruals of benefits under this plan for any participant, including each of the Named Executive Officers.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. There are no accruals of benefits for any service on or after June 1, 2009. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity. However, other payment options are available. A participant who has been married to his or her spouse for at least one year at his or her pension commencement date may elect to receive a joint and survivor annuity consisting of a reduced pension benefit during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan. Effective June 1, 2009, there will also be no further accruals of benefits under the Pension Benefits Restoration Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of November 30, 2009 using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles ASC 715, but using a normal retirement age of 65. These assumptions are described in Note N of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

Of the Named Executive Officers included in the 2009 Pension Benefits Table, only Mr. Hohman is currently eligible to retire. The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. Hohman were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to 1/12 of his accrued pension and actuarially reduced in accordance with the plan.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Excess Benefit Plans” beginning on page 33 of this Proxy Statement.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
K. M. McMullen	$3,023	0	156,746	$0	$644,173
M. E. Hicks	$13,467	2,797	27,113	$0	$300,709
J. J. Hohman	$23,915	2,760	49,075	$0	$194,385
J. C. LeMay	$1,260	0	21,645	$0	$135,625
R. H. Coleman	$1,175	0	1,960	$0	$24,561

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax qualified savings plans.

(2)	Represents the Company’s matching contributions contributed to the Retirement Savings Benefits Restoration Plan.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan, except that there is no OMNOVA Common Stock Fund. Under the Retirement Savings Plan, participants are not permitted to direct their contributions into the OMNOVA Common Stock Fund, however, Company matching contributions have historically been made in shares of OMNOVA Common Stock. Participants may reallocate Company matching contributions to another investment option under the Retirement Savings Plan at any time. Since there is no OMNOVA Common Stock Fund in the Retirement Savings Benefits Restoration Plan, Company matching contributions in the Retirement Savings Benefits Restoration Plan are allocated to the investment options elected by the participant in the same proportion as the participant’s contributions are allocated among the investment options. Beginning November 7, 2008, all matching contributions for salaried employees, including the Named Executive Officers, were temporarily suspended. Matching contributions were reinstated for all salaried employees effective August 14, 2009. The Company matches 50% of employee contributions up to 6% of eligible compensation, for a total Company match of 3% of eligible compensation.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Excess Benefit Plans” beginning on page 33 of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination or change in control and triggering event occurring on November 30, 2009 (the last business day of the Company’s fiscal year), the following table describes the potential payments upon such termination or change in control for each Named Executive Officer.

Name	Retirement or Other Voluntary Termination		Involuntary Not For Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (Change-in-Control)		Disability		Death
K. M. McMullen
Cash Severance(1)	$1,563,876	(2)	$4,551,606		$0	$6,512,249		$1,563,876	(2)	$1,563,876	(2)
Restricted Shares(3)	$2,740,680		$2,740,680	(4)	$0	$2,740,680		$2,740,680		$2,740,680
Benefits	$0		$87,756	(5)	$0	$183,414	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$4,100,000	(6)
280G Gross-Up	$0		$0		$0	$3,332,277		$0		$0
Total	$4,304,556		$7,380,042		$0	$12,768,620		$4,304,556		$8,404,556

M. E. Hicks
Cash Severance(1)	$466,861	(2)	$774,361		$0	$2,167,952		$466,861	(2)	$466,861	(2)
Restricted Shares(3)	$509,740		$0		$0	$509,740		$509,740		$509,740
Benefits	$0		$77,878	(5)	$0	$110,634	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$1,017,199		$0		$0
Total	$976,601		$852,239		$0	$3,805,525		$976,601		$1,076,601

J. J. Hohman
Cash Severance(1)	$472,368	(2)	$774,968		$0	$2,146,234		$472,368	(2)	$472,368	(2)
Restricted Shares(3)	$549,460		$0		$0	$549,460		$549,460		$549,460
Benefits	$0		$76,898	(5)	$0	$109,654	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$1,027,470		$0		$0
Total	$1,021,828		$851,866		$0	$3,832,818		$1,021,828		$1,121,828

J. C. LeMay
Cash Severance(1)	$424,813	(2)	$704,613		$0	$1,972,671		$424,813	(2)	$424,813	(2)
Restricted Shares(3)	$483,260		$0		$0	$483,260		$483,260		$483,260
Benefits	$0		$72,338	(5)	$0	$105,094	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$945,580		$0		$0
Total	$908,073		$776,951		$0	$3,506,605		$908,073		$1,008,073

R. H. Coleman
Cash Severance(1)	$366,434	(2)	$624,734		$0	$624,734		$366,434	(2)	$366,434	(2)
Restricted Shares(3)	$410,440		$0		$0	$410,440		$410,440		$410,440
Benefits	$0		$16,378	(5)	$0	$16,378	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$0		$0		$0
Total	$776,874		$641,112		$0	$1,051,552		$776,874		$876,874

(1)	Amounts calculated pursuant to the terms of the executives’ severance agreements or change in control agreements, as applicable. With respect to Mr. Coleman, amounts are calculated with respect to the terms of his offer of employment.

(2)	Amount includes the executive’s payouts earned for the performance periods ending November 30, 2009 under the 2009 Executive Incentive Compensation Program and 2008-2009 Long Term Incentive Program payout, including the value of the performance shares earned under the 2008-2009 LTIP. The value of the performance shares assumes that the Company elected to settle the awards in cash rather than stock, and thus the executive would be entitled to payment equal to the number of shares earned multiplied by the trailing 200-day average closing price per share on December 1, 2009.

(3)	Amount includes payment of an amount equal to the market value of the executive’s restricted shares on the last business day of the fiscal year. With respect to retirement or other voluntary termination of employment, restricted shares payment is only applicable in the case of retirement. In the case of any other voluntary termination of employment, restricted shares would be forfeited.

(4)	Pursuant to Mr. McMullen’s Employment Agreement, in the event that his employment is involuntarily terminated other than for cause, his unvested restricted stock would continue to vest in accordance with the terms of the award. For purposes of this table, the shares of unvested restricted stock held by Mr. McMullen on November 30, 2009 were assumed to have a value equal to the closing price per share of OMNOVA common stock on November 30, 2009 of $6.62.

(5)	For all executives other than Mr. McMullen and Mr. Coleman, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $16,378 per year for three years in the case of a change in control termination and one year in the case of an involuntary termination not for cause. For Mr. McMullen, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $16,378 per year for three years in the case of a change in control termination and, in the case of an involuntary termination not for cause, includes the full cost of Company provided medical, dental and basic life insurance for two years plus $15,000 for outplacement assistance and $40,000 for financial counseling, in accordance with the terms of Mr. McMullen’s Employment Agreement. For Mr. Coleman, benefits include the full cost of Company provided medical, dental and basic life insurance for one year, in accordance with the terms of his offer of employment.

(6)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Terminations Following a Change in Control

The Company has entered into change in control agreements with the Company’s five elected executive officers, four of whom are also Named Executive Officers. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within two years after a Change in Control.

A Triggering Event occurs if within two years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for Incentive Pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change of Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay Messrs. Hicks, Hohman and LeMay an amount equal to three times the sum of their respective base salary and incentive pay (an amount equal to not less than the average of the annual bonus made in any fiscal year during the last three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program). The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change in Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial counseling for two years in a manner similar to that provided to the executive prior to the Change in Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions.

Mr. McMullen’s change in control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment due to a Change in Control. Mr. McMullen’s agreement also provides that (i) for the purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary in effect at the time a change in control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive severance compensation under his change in control agreement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated within two years following a Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due at the time of termination for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed at the time of the executive’s termination, calculated using the “target” attainment of Performance Goals. The Company will pay to the executive a cash amount equal to the value of the Performance Shares earned with each Performance Share having a value equal to the market value per share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Each change in control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change in control agreement is conditioned on the officer signing a release of any claims against the Company.

Each change in control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

Other Terminations

The Compensation and Corporate Governance Committee of the Board of Directors has adopted the OMNOVA Solutions Officers’ Severance Plan, which, in the case of involuntary termination of the executive’s employment, other than in the event of a Change in Control (as described above) or termination for “Cause”, provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of an EICP bonus calculated based on actual attainment of performance objectives for the relevant performance period and prorated to reflect that portion of the year during which the executive was employed by the Company; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Officers’ Severance Plan defines Cause as (a) a material violation of the Company’s Business Conduct Policies, (b) the conviction for any felony or any offense involving moral turpitude; (c) the willful failure by the executive to perform his or her duties; and (d) any act deliberately committed to provoke termination. Each of the Named Executive Officers other than Mr. McMullen is eligible for benefits under the Officers’ Severance Plan.

In order to be eligible to receive payment under the Officers’ Severance Plan, upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “Cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer or to reduce his base pay or eligibility for incentive pay, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms; (c) payment of all amounts earned under the Company’s Long-Term Incentive Program for completed performance periods plus a prorated payment for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed), (d) continuation of medical, dental and life insurance benefits and financial planning assistance for 24 months following termination; and (e) outplacement assistance. Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Second Amended and Restated 1999 Equity Incentive Plan, if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due to him at the time of his death, disability or retirement for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed, calculated using the “target” attainment of Performance Goals. Any stock options the executive was granted under the Second Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any Performance Shares that the executive has earned prior to termination. However, the Compensation and Corporation Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the Performance Shares. The executive also forfeits any stock options that the executive has not yet exercised.

Under the Company’s Executive Incentive Compensation Program, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed fiscal year not yet paid at the time of termination, as well as a payment for the current fiscal year based on actual attainment of objectives and prorated to reflect that portion of the year during which he or she was employed by the Company. Under the Company’s Long Term Incentive Plan, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed performance period not yet paid at the time of termination. The Compensation and Corporate Governance Committee may, in its discretion, in the event of an executive’s death, disability or retirement, determine to provide a prorated payment for any performance period not yet completed based on actual attainment of objectives.

DIRECTOR COMPENSATION

Each nonemployee director receives a retainer of $47,000 per year, $35,000 of which is payable in cash and the remaining $12,000 of which is paid in equity. A nonemployee director who serves as chairman of a committee of the Board receives an additional cash fee of $5,000 per year in consideration of such service. Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

The equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing $12,000 by the closing price per share of OMNOVA common stock on the New York Stock Exchange on the date of the Company’s Annual Meeting of Shareholders. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the board. The deferred shares are awarded under the OMNOVA Solutions Second Amended and Restated 1999 Equity and Performance Incentive Plan.

Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to .60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. In February 2000, nonemployee directors were given a one-time choice of (i) continuing with the then-current compensation package consisting of participation in the retirement plan and an annual restricted stock grant or (ii) freezing their participation in the retirement plan but discontinuing participation going forward and receiving a discretionary annual option grant. At that time, Mr. Campbell elected to continue his participation in the Retirement Plan for Nonemployee Directors, while Mr. Percy elected to freeze his participation in the plan. (Mr. Campbell retired from the Board in 2009.) Mr. D’Antoni, Mr. Merriman, Mr. Porcellato, Mr. Rothwell, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors. For those nonemployee directors who elected to freeze their participation in the retirement plan, their benefits were fully vested as of February 2, 2000, at which time they ceased to accrue additional service under the Plan. Effective January 1, 2006, participation for the remaining nonemployee directors was frozen. Accordingly, there have been no further accruals of service for any director under the Retirement Plan for Nonemployee Directors since that time.

Under the Board’s retirement policy, a non-employee director will offer his or her resignation at the meeting preceding his or her 75th birthday.

Director Compensation Table

The following table sets forth compensation information for our nonemployee directors for fiscal year 2009. Mr. Rothwell is not included in the following table as he was elected to the Board for the first time in January 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
E. P. Campbell(5)	$8,750	$4,127	$0	$0	$0	$325,351	$338,228
D. J. D’Antoni	$35,000	$16,127	$0	$0	$0	$0	$51,127
M. J. Merriman	$40,000	$15,000	$0	$0	$0	$0	$55,000
S. W. Percy	$40,000	$16,127	$0	$0	$0	$0	$56,127
L. B. Porcellato	$35,000	$15,143	$0	$0	$0	$0	$50,143
W. R. Seelbach	$35,000	$16,127	$0	$0	$0	$0	$51,127
R. A. Stefanko	$35,000	$15,946	$0	$0	$0	$0	$50,946

(1)	For Messrs. D’Antoni, Merriman, Percy, Porcellato, Seelbach and Stefanko, includes cash portion of the annual retainer of $35,000. For Messrs. Merriman and Percy also includes additional fees of $5,000 for service as a committee chair. For Mr. Campbell, includes cash portion of annual retainer prorated to reflect that portion of the year during which he served as a director.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 in accordance with ASC 718, excluding estimates for forfeitures, for deferred shares awarded each of the directors in 2009 pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan and in accordance with the Company’s compensation program for directors, as well as deferred shares and restricted stock awarded to each of the directors in years prior to 2009. Compensation expense for deferred shares is expensed over a one year period from the date of the grant because directors are eligible to receive the shares one year following the date of grant. The assumptions made in valuing the deferred shares and restricted stock awards reported in this column are described in Note P of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No restricted shares or deferred shares were forfeited by the directors during the 2009 fiscal year.

The grant date fair value of the deferred shares awarded to each of the non-employee directors in 2009 was $12,000, calculated by multiplying 8,888 (the number of deferred shares awarded each director) by $1.35, the closing price per share of OMNOVA common stock on March 18, 2009. Mr. Campbell was not awarded any deferred shares in 2009 as he retired from the Board immediately prior to the grant date.

At November 30, 2009, the aggregate number of deferred shares held by each director was as follows: Mr. Campbell, 0; Mr. D’Antoni, 14,806; Mr. Merriman, 12,592; Mr. Percy, 14,806; Mr. Porcellato, 10,575; Mr. Seelbach, 14,806; and Mr. Stefanko, 14,806. There were no restricted shares held by any director as of November 30, 2009.

(3)	The Company recognized no expense for stock options in 2009 as all stock options granted to the directors were fully vested prior to 2009. No stock options were forfeited by the directors during the 2009 fiscal year.

At November 30, 2009, the aggregate number of stock options held by each director was as follows: Mr. Campbell, 0; Mr. D’Antoni, 5,000; Mr. Merriman, 0; Mr. Percy, 15,000; Mr. Porcellato, 0; Mr. Seelbach, 10,000; and Mr. Stefanko, 0.

(4)	As discussed above, since January 1, 2006, there have been no further accruals of service under the Retirement Plan for Nonemployee Directors. The annual benefit available to eligible directors under the Retirement Plan for Nonemployee Directors is equal to .60 multiplied by the retainer in effect at the time the director’s service on the Board terminates. The director is then entitled to receive a monthly benefit in the amount of 1/12 of the annual benefit for the lesser of the number of months of credited service the director has accrued under the Retirement Plan for Nonemployee Directors and 120 months. Since there has been no change in either the retainer or the number of months of credited service for any eligible director since January 1, 2006, accordingly there has been no change in the value of the benefits accrued for any eligible director under the Retirement Plan for Nonemployee Directors in the 2009 fiscal year.

Additionally, in 2009 and prior years, certain directors have elected to defer some or all of their retainer and chairman’s fees pursuant to the Deferred Compensation Plan for Nonemployee Directors. Any fees deferred in 2009 have nevertheless been included under the column “Fees Earned or Paid in Cash”. None of the directors received above market or preferential earnings on deferred compensation during fiscal year 2009.

(5)	Mr. Campbell retired as a director on March 18, 2009. Accordingly, fees for Mr. Campbell represent the cash portion of the annual retainer prorated to reflect the portion of the year during which he served as a director. The amounts reported as “All Other Compensation” for Mr. Campbell include $158,377 distributed upon retirement to Mr. Campbell from his account in the Deferred Compensation Plan for Nonemployee Directors, in accordance with elections made at the time he elected to defer compensation into the plan, and $166,974 reflecting a lump sum payment of his benefits under the Retirement Plan for Nonemployee Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Rule 3200T of the Public Company Accounting Oversight Board (PCAOB), as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2009 for filing with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
Larry B. Porcellato
Robert A. Stefanko

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services of Independent Registered Public Accounting Firm for 2009

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2009. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2008 and 2009 were as follows:

	Fiscal Year Ended November 30, 2008	Fiscal Year Ended November 30, 2009
Audit Fees	$1,785,800	$1,519,600
Audit Related Fees	$191,800	$199,700
Tax Fees	$143,700	$212,300
All Other Fees	—	$—
Total	$2,121,300	$1,931,600

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category may also include services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit Related Fees include the aggregate fees billed for services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including pension audits and accounting consultations.

Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance in 2008 and 2009, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

Appointment of Independent Registered Public Accounting Firm for 2010

Subject to ratification by the shareholders at the March 17, 2010 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Abstentions and broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum; however, abstentions and broker non-votes are not considered votes cast and will not count either in favor of or against the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines to act or becomes incapable of action, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment after the next annual meeting of shareholders will be subject to ratification by the shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify a different choice on the accompanying proxy card.

OTHER INFORMATION

Cumulative Voting

The Company has no provision for cumulative voting in the election of directors. Holders of OMNOVA Solutions common stock are therefore entitled to cast one vote for each share held on the January 19, 2010 record date for up to three nominees for director.

Other Business

The Company did not receive notice by December 8, 2009 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your proxy card or, in the alternative, by voting your shares electronically either over the Internet (http://www.proxyvoting.com/omn) or by touchtone telephone (1-866-540-5760).

KRISTINE C. SYRVALIN

Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on March 16, 2010; however, if your shares are held in the OMNOVA Solutions Retirement Savings Plan, your shares must be voted no later than 11:59 p.m. Eastern Time on March 14, 2010

INTERNET http://www.proxyvoting.com/omn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 & 2

Please mark your votes as	☒
indicated in this example

		FOR	WITHHOLD
		ALL	FOR ALL	EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010;	☐	☐	☐

	Nominees: 01 David J. D’Antoni 02 Steven W. Percy 03 Allan R. Rothwell				3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.
	INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.

Exceptions

Mark Here for	☐
Address Change
or Comments SEE REVERSE

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your BNY Mellon Shareowner Services account online.

Visit us on the web at http://www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Whether you own one share or hundreds of shares, YOUR VOTE IS IMPORTANT.

Regardless of whether you expect to attend the Annual Meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically over the Internet or by telephone.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The 2010 Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/omn

▼    FOLD AND DETACH HERE    ▼

PROXY

OMNOVA SOLUTIONS INC.

175 GHENT ROAD, FAIRLAWN, OHIO 44333

ANNUAL MEETING OF SHAREHOLDERS – MARCH 17, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN AND MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 17, 2010 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, OH 44333, and at any adjournment(s) thereof, and appoints the proxy holders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3.

This card also constitutes your voting instructions for any and all shares held of record by BNY Mellon for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If your shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 14, 2010 in order to communicate your instructions to the Plan Trustee who will then vote your shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted in accordance with the instructions of the Company’s Benefits Management Committee.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

OMNOVA Solutions Inc.

175 Ghent Road, Fairlawn, OH 44333-3300

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on Wednesday, March 17, 2010

The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/omn

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before March 05, 2010 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone:	1-888-313-0164
(outside of the U.S and Canada call 201-680-6688)

Email:	shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)

Internet:	http://www.proxyvoting.com/omn

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares.

To the Shareholders of OMNOVA Solutions Inc.:

The 2010 Annual Meeting of Shareholders of OMNOVA Solutions Inc. (the “Company”) will be held at the Hilton Akron/Fairlawn, 3180 W. Market Street, Fairlawn, Ohio 44333, on Wednesday, March 17, 2010, at 9:00 a.m. (local time) to consider and vote upon the following matters:

(1)	Election of the following individuals to serve as directors for a term of three years, ending in the year 2013: David J. D’Antoni, Steven W. Percy and Allan R. Rothwell;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010; and

(3)	Any other business that may properly come before the meeting or any adjournment(s) thereof.

Your Board of Directors recommends a vote “FOR” Items 1 and 2

        ACCESSING YOUR PROXY MATERIALS ONLINE

CONTROL NUMBER
YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.	¾	À

66157

Shareholders of record as of January 19, 2010 are encouraged and cordially invited to attend the Annual Meeting, where you may vote in person. The meeting will be held at 9:00 a.m. (local time) on Wednesday, March 17, 2010, at:

Meeting Location:

Hilton Akron/Fairlawn

3180 W. Market Street

Fairlawn, OH 44333

You can find directions to the Annual Meeting on our website at www.omnova.com.

The following Proxy Materials are available for you to review online:

•	the Company’s 2010 Proxy Statement;
•	the OMNOVA Solutions 2009 Annual Report and 10-K (which is not deemed to be part of the official proxy soliciting materials);
•	and any amendments to the foregoing materials that may be required to be furnished to shareholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:     1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)

Email:             shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet:          http://www.proxyvoting.com/omn

The Proxy Materials for OMNOVA Solutions Inc. are available to review at:

http://www.proxyvoting.com/omn

Have this notice available when you request a PAPER copy of the Proxy Materials,

when you want to view your proxy materials online,

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

66157